Exhibit 99.4

For Further Information:

AT ECHO HEALTHCARE:	AT FINANCIAL RELATIONS BOARD:
Joel Kanter	Kathy Price
President and Secretary	General Information
Echo Healthcare Acquisition Corp.	(213) 486-6547
(703) 760-7888	kprice@frbir.com

FOR IMMEDIATE RELEASE

ECHO HEALTHCARE ALLOWS DTC DELIVERY OF SHARES
FOR CONVERSION

VIENNA, Virginia—November 26, 2007—Echo Healthcare Acquisition Corp. (“Echo” or the “Company”) (OTCBB: EHHA.OB), a blank check company, today announced that stockholders seeking to exercise conversion rights in connection with Echo’s proposed merger with XLNT Veterinary Care, Inc. (“XLNT”) will be permitted to transfer their shares for conversion electronically through Depository Trust Company (“DTC”).  Previously, Echo had indicated that stockholder would be required to deliver physical stock certificates in order to exercise their conversion rights, thus requiring stockholders holding shares in “street name” to request a physical stock certificate in time to be delivered for conversion.  Now Echo stockholders can deliver shares for conversion  electronically for conversion through DTC. This means that  stockholders holding shares in “street name” seeking to exercise conversion rights will not be required to obtain or deliver physical stock certificates. Only stockholders who vote against the merger proposal are entitled to conversion rights.

Echo has prepared and filed with the SEC a supplement to its proxy statement/prospectus dated November 12, 2007 with additional information regarding the procedures by which stockholders may exercise their conversion rights.  Stockholders who wish to convert their shares should carefully read the supplement to the proxy statement/prospectus in addition to the proxy statement/prospectus generally.  Any stockholder wishing to exercise his/her conversion rights must do so by 12:00 midnight, Denver Time, on December 11, 2007.  The supplement and the entire proxy statement/prospectus will also be available at the Company’s website at www.echohealthcare.com and at www.sec.gov.

Stockholders considering exercising their conversion rights or with questions regarding the conversion procedures should contact Thomas P. Skulski of Morrow & Co. at (203) 658-9400.

About Echo Healthcare Acquisition Corp.

Echo Healthcare Acquisition Corp. is a blank check company that was formed on June 10, 2005 to serve as a vehicle for the acquisition of one or more domestic or international operating businesses in the healthcare industry.  On March 22, 2006, Echo consummated its initial public offering (“IPO”) of 6,250,000 Units. On March 27, 2006, the Company consummated the closing of 937,500 additional Units subject to the underwriters' over-allotment option.  The 7,187,500 Units sold in the IPO (including the 937,500 Units subject to the underwriters' over-allotment option) were sold at an offering price of $8.00 per Unit, which together with the private placement of the 458,333 warrants to certain stockholders and directors of the Company at an offering price of $1.20 per share, generated total gross proceeds of $58,050,000.  Of this amount, $54,947,000 was placed in trust.  Echo common stock trades on the OTC Bulletin Board under the symbol EHHA.OB. To learn more about Echo, visit the website at www.echohealthcare.com.

About XLNT Veterinary Care, Inc.

XLNT Veterinary Care, Inc. is a provider of veterinary primary care and specialized services to companion animals through a network of fully-owned veterinary hospitals.  XLNT currently owns and operates 26 veterinary hospitals in the state of California.

Additional Information about the Merger and Where to Find It

Echo has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (“SEC”) in connection with the merger, and has mailed a Proxy Statement/Prospectus concerning the proposed merger transaction to stockholders of record as of November 7, 2007.  INVESTORS AND SECURITY HOLDERS OF ECHO ARE URGED TO READ BOTH THE PROXY STATEMENT/PROSPECTUS AND RELATING SUPPLEMENT CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ECHO, XLNT, THE MERGER AND RELATED MATTERS. Investors and security holders may obtain the documents free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Echo by directing a written request to: Corporate Secretary, Echo Healthcare Acquisition Corp., 8000 Towers Crescent Drive, Suite 1300, Vienna, VA 22182, or by visiting Echo’s web site at www.echohealthcare.com. Investors and security holders are urged to read the supplement to the proxy statement/prospectus, the proxy statement/prospectus itself and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

In addition to the Registration Statement, Proxy Statement/Prospectus and supplements to the Proxy Statement/Prospectus, Echo files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Echo at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Echo’s filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Echo will be soliciting proxies from the stockholders of Echo in connection with the merger and issuance of shares of Echo common stock in the merger. Information about the participants in the solicitation and their interests in the merger is included in the Proxy Statement/Prospectus.

Safe Harbor Statement

Except for the historical information contained herein, certain matters discussed in the accompanying interview transcript, including statements as to the expected benefits of the combination of the two companies, future product and service offerings, expected synergies, and timing of closing, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the satisfaction of certain conditions to closing of the proposed merger, including the risk that stockholder approval might not be obtained in a timely manner or at all, the ability to successfully integrate the two companies and achieve expected synergies following the merger, the ability of the combined company to successfully acquire, integrate and operate veterinary hospitals and clinics, requirements or changes affecting the businesses in which XLNT is engaged, veterinary services trends, including factors affecting supply and demand, dependence on acquisitions for growth,  labor and personnel relations, changing interpretations of generally accepted accounting principles and other risks detailed from time to time in the SEC reports of Echo, including its Form 10-K and 10-Q filings, and the Form S-4 Registration Statement. These forward-looking statements speak only as of the date hereof. Echo disclaims any intention or obligation to update or revise any forward-looking statements.